Exhibit 10.6

Cooperation Agreement on the Incorporation of Medgenn (Hong Kong) Ltd

Party A: Bestspeed Investments Limited (BVI)

Incorporation Place: British Virgin Island

It is incorporated by Doctor Luo Yongzhang with the authorization of Yantai Medgenn Co., Ltd

Party B: Yantai Medgenn Co., Ltd

Incorporation Place: Yantai Economic & Technologic Development Area

Party A and Party B agree to deal with various matters concerning the incorporation of the cooperative company in Hong Kong as follows:

Article I. The Name of the Cooperative Company

Chinese Name:

English Name: Medgenn (Hong Kong) Ltd

hereinafter called the “Cooperative Company”

Article II. Incorporation Place

Hong Kong, China

Article III. Cooperation Purpose

Party A is an investments and advisory company incorporated by a group of lawyers, accountants and economists who engage in the research and development of bio-pharmaceuticals and bio-technologies, the trading of relevant patents and technologies, the marketing of hi-tech products and the financing in the financial market. Party A has rich experiences in aforesaid fields and has established link offices all over the world.

Party B is incorporated by the government of Yantai Economic & Technologic Development Area, Yantai Rongchang Pharmaceutical Co., Ltd and a group of overseas returned doctors, which exclusively engage in the research and development of bio-technologies and bio-pharmaceuticals. The anti-cancer protein drug (“YH-16”) developed by Party B has already been certified as Class 1 New Drug by State Food and Drug Administration (SFDA) and its Phase III clinical trial has already been finished now.

The purpose of the incorporation of the cooperative company by Party A and Party B is to take advantage of Hong Kong’s position as the free port and the international financial center so as to promote Party B’s products and technologies, carry out international registration of intellectual properties and the resale and trading of patented technologies and products, sign relevant contracts on behalf of both parties, collect relevant information regarding the research and development of bio-pharmaceuticals for Party B, recruit professional talents for Party B, and make preparations for Party B’s international financing.

Article IV. Shareholding Structure

Party A and Party B agree that Party A shall own 60% shares in the cooperative company while Party B shall own 40% shares in the cooperative company.

Article V. Liabilities and Obligations

Party A and Party B confirm that the patent application rights and subsequent patent rights concerning YH-16 outside China (not including Hong Kong, Macau and Taiwan) shall be enjoyed by the Cooperative Company.

Party A and Party B agree that Party B shall issue a letter of authorization regarding the international transaction about the patented technologies and relevant products to Party A. Said letter of authorization shall be made in both English and Chinese and two copies, and Party A and Party B each shall keep one copy.

Party A and Party B undertake that either party shall not, without both parties’ written consents, unilaterally use the Cooperative Company to carry out business unrelated to Party B’s research, development and production.

Party A shall:

1.	carry out applications and registrations about relevant technologies and products outside China for and on behalf of the Cooperative Company, and undertake fees and charges arising therefrom;

2.	carry out transfer transactions concerning relevant technologies and patents for and on behalf of the Cooperative Company, and undertake fees and charges arising therefrom;

3.	carry out international promotion for Party B’s products on behalf of the Cooperative Company, and undertake costs and expenses arising therefrom;

4.	sign and perform all international cooperation agreements related to aforesaid business and transaction for and in the name of the Cooperative Company;

5.	perform relevant terms of this Agreement, independently undertake any and all debts of the Cooperative Company, and enjoy relevant distribution in accordance with relevant terms of this Agreement;

6.	negotiate and keep in touch with Party B on important issues concerning the Cooperative Company.

Party B shall:

1.	co-operate with Party A in the applications and registrations concerning Party B’s relevant technologies and products in relevant countries and jurisdictions.

2.	co-operate with Party A in the transactions concerning Party B’s relevant technologies and patents;

3.	assist Party A to carry out international promotion concerning Party B’s products;

4.	assist Party A to sign relevant contracts with a third party on behalf of the Cooperative Company;

5.	perform relevant terms of this Agreement, not undertake any and all debts of the Cooperative Company, and enjoy relevant distribution in accordance with relevant terms of this Agreement;

6.	negotiate and keep in touch with Party B on important issues concerning the Cooperative Company.

Article VI Board of Directors and Management Organizations

1.	The Cooperative Company shall have 5 directors to make resolutions on the Cooperative Company’s important issues. Party A shall be entitled to appoint 3 directors (“Party A’s Directors”) while Party B shall be entitled to appoint 2 directors (“Party B’s Directors”).

2.	The Board of Directors of the Cooperative Company shall be entitled to decide the establishment of the management organizations. Party A shall be entitled to appoint the board chairman of the Cooperative Company from Party A’s Directors while Party B shall be entitled to appoint the general manager of the Cooperative Company from Party B’s Directors.

3.	In consideration of the purpose and current situation of the Cooperative Company, the general manager shall be responsible for the daily management of the Cooperative Company.

4.	The Cooperative Company may further recruit other management officers to satisfy its business development requirements. When the Cooperative Company generate profits, the Cooperative Company shall establish a financial department which shall be responsible for the distribution in accordance with this Agreement.

5.	The tenure of directors and management officers shall be 5 years.

Article VII Default Liabilities

1.	In event either Party A or Party B materially violate this Agreement or any representations and warranties under this Agreement and does not rectify its default behaviors within 30 days as from the date it receive relevant notice from the observatory party, the observatory party shall be entitled to claim for compensation to the default party.

2.	In event Party A does not materially violate this Agreement, Party B shall not unilaterally terminate this Agreement, otherwise Party B shall reimburse Party A all pre-establishment expenses plus a penalty equal to 5% of said expenses. When the Cooperative Company generate profits or shall generate profits in accordance with relevant agreements, Party B shall further pay Party A a compensation equal to 65% of the total profits or amounts receivable of the Cooperative Company.

Article VIII Force Majeure

1.	Force Majeure means those events that are beyond either party’s control and cause said party fail to perform its obligations under this Agreement. Force Majeure events include but not limited to any ban or action adopted by government or public authorities, riots, war, hostile acts, civil commotions, strike, other labor disputes and locked-out, pause or break-down of communications or other public utilities, epidemic, fire, flood, earthquake, storm, tsunami or other nature disasters.

2.	In event either party suffering Force Majeure could not fully or partly perform any obligations, except for obligations under Article VII and Article VIII, said party shall notify the other party of the occurrence and termination of Force Majeure with registered letter within 15 days as from the date of the occurrence and termination of said Force Majeure. The registered letter shall be accompanied with relevant certifications or published news so as to prove the facts and the accuracy of provided materials. The party suffering Force Majeure is obligated to provide relevant evidences to prove the direct casual link between the Force Majeure and the non-performance of relevant obligations.

3.	In case the Force Majeure cause either party to fail or delay the performance its obligations under this Agreement, said party shall no be responsible for any damages, costs or losses arising therefrom, and the non-performance or delay shall not be deemed as a default to this Agreement. Other obligations and its time schedule under this Agreement shall not be affected, and either party shall not claim penalties, interests or other compensation or donation for its looses arising from the delay or non-performance due to Force Majeure.

Article IX Arbitration

1.	Parties hereto shall try their best to resolve any and all disputes related to the resolution or the execution of the resolution through friendly consultation.

2.	Parties hereto agree to submit disputes, which could not be resolved through friendly consultation, to China International Economic and Trade Arbitration Commission located in Beijing for arbitration in accordance its effective arbitration rules.

3.	The arbitration award shall be final and bind parties hereto.

Article X Term

1.	The term of this Agreement shall be 10 years as from the date when representatives duly authorized by parties hereto sign this Agreement.

2.	This Agreement shall be deemed as having being terminated when following conditions arises:

(1)	either party hereto is dissolved or goes into liquidation;

(2)	parties hereto agree to terminated this Agreement earlier;

(3)	this Agreement is rescinded or terminated in accordance with the award made by the arbitration commission;

(4)	the term of this Agreement expires.

When this Agreement terminates, parties hereto shall carry out liquidate Cooperative Company in accordance with terms of this Agreement and local laws and regulations, and shall go through relevant legal formalities subsequent to the liquidation of the Cooperative Company.

Article XI Miscellaneous

1.	All annexes of this Agreement shall be deemed as an integral part of this Agreement, and shall have same effects as the main text of this Agreement. The heading in the main text and annexes shall not affect its interpretation.

2.	This Agreement shall be prepared in Chinese and English and in four copies, and either party shall keep two copies. In case of any discrepancy between the interpretation of the Chinese text and the English text, the Chinese text shall prevail.

3.	Any and all amendments, alterations, additions or reductions to this Agreement shall be made in writing and signed by both parties’ authorized representatives, and shall be supplements of this Agreement and have the same legal effects as provisions of this Agreement.

4.	Any matters unmentioned herein shall be otherwise decided by parties hereto.

Party A: Bestspeed Investments Limited (BVI)

Legal Representative:

Party B: Yantai Medgenn Co., Ltd

Legal Representative:

Date: 2005.2.10